MEMORANDUM AGREEMENT EXTENDING TERM OF LEASE

PARTIES: MARY BOUMA, ERICA ERICKSON, and WILLIAM TOMS, hereafter referred to as "Lessor" or "BET"; and,

IDAHO MARYLAND MINING CORPORATION, formerly known as EMPEROR GOLD (U.S.) CORPORATION, a Nevada Corporation, hereafter referred to as "Lessee" or "Idaho";

without regard to number or gender.

AGREEMENT:

WHEREAS, the parties hereto are the same parties to a REVISED MINING LEASE AND OPTION TO PURCHASE dated May 29, 2002, affecting real property and mineral interests owned by Lessor and located in Nevada County, California; and,

WHEREAS, said Lease grants to Lessee option to purchase the real property which is the subject matter of the Lease, which option must be exercised prior to May 31, 2007, under terms and conditions set forth in the option provisions of said Revised Mining Lease, reference to which is hereby made for further particulars; and,

WHEREAS, Idaho has requested that Lessor to grant it an extension of time within which to exercise said option to purchase under various terms presented by Idaho to Lessor; and,

WHEREAS, Lessor is willing to grant an extension of said Lease and Option to Purchase, and the parties have reached an

oral understanding with regard to it and now desire to reduce their understanding into writing;

NOW, THEREFORE, the parties hereto mutually acknowledge, understand, and agree as follows:

1. The term of said Revised Mining Lease and of the Option to Purchase contained therein shall be extended to the period ending December 31, 2008, under the terms and conditions hereafter set forth.

2. As a material consideration to the granting of this extension, Lessee shall pay to Lessor, upon the execution of this Memorandum Agreement by Lessee, the sum of $75,000.00, which sum is non-refundable and paid as consideration for the granting of the extension, and, it is not a part of any quarterly payments required to be paid by Lessee to Lessor under the terms of the existing Lease and Option Agreement, or under the terms of this Extension Agreement.

3. Commencing with the quarterly option payment required to be paid on May 1, 2007, and continuing with each quarterly payment due thereafter, as provided in the Revised Mining Lease and Option Agreement, quarterly payments shall be the sum of Seventy-five Thousand Dollars ($75,000.00), which is non-refundable. The quarterly payment scheduled to be made on February 1, 2007, shall remain the same at the sum of $25,500.00.

4. At the time of the execution of this Memorandum Agreement, neither party is aware of any breach by Lessee of any

term, covenant, or condition of the existing Revised Mining Lease and Option Agreement. However, exercise of the option to extend the term of said Revised Mining Lease is conditioned upon Lessee not being in default under any such term, covenant, or conditions of said Revised Mining Lease and Option Agreement at the time of execution of this Agreement.

5. No other extensions are contemplated by the parties hereto beyond December 31, 2008, unless otherwise expressly agreed by said parties in writing.

6. Except as modified above, all other terms and conditions of the Lease and Option Agreement dated May 29, 2002, shall remain in full force and effect and apply to the extended term of said Lease to the extent that they do not conflict with the provisions of this Memorandum Agreement. The provisions of the Revised Mining Lease and Option Agreement dated May 29, 2002, are incorporated herein by this reference as though they were set forth at length herein.

7. This Agreement shall be binding on and shall inure to the benefit of the heirs, devisees, permitted assigns, personal representatives, and successors in interest of the parties hereto.

Dated: January 26, 2007.

IDAHO-MARYLAND MINING CORP., INC.

By [signature]

DAVID WATKINSON
V.P. OPERATIONS
LESSEE

[signature]
Mary Bouma, Lessor

[signature]
Erica Erickson, Lessor

[signature]
William Toms, Lessor